EXHIBIT 99.1

Central European Media Enterprises Ltd. Announces the Completion of an Exchange of its Convertible Notes due 2013 for Convertible Notes due 2015

Hamilton, Bermuda, February 21, 2011 – Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ and Prague Stock Exchange: CETV) today announced that it has completed the privately negotiated exchange of a US$ 206,252,000 aggregate principal amount of its 3.50% senior convertible notes due 2013 (“2013 notes”) for a US$ 206,252,000 aggregate principal amount of 5.0% senior convertible notes due 2015 (the “new notes”)  and cash consideration as well as accrued interest on the 2013 notes of approximately US$ 30.2 million.

The new notes will bear interest at 5.0% per annum and will mature on November 15, 2015.  The new notes will be convertible into shares of Class A common stock upon the occurrence of certain specified events based on an initial conversion rate of 20 shares of CME’s Class A common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of $50 per share of CME’s Class A common stock).  The new notes will be jointly and severally guaranteed on a senior basis by two of CME’s wholly-owned subsidiaries. The new notes will be secured by a security interest in shares of these two subsidiary guarantors.

Adrian Sarbu, President and Chief Executive Officer, commented: "We are pleased to announce the success of this private refinancing, demonstrating the strong support for CME among the debt investor community.
This is an efficient transaction, extending our maturity profile. It allows us to maintain our cash interest cost at similar levels to 2010.”

CME is a vertically integrated media company operating leading broadcast, content and new media business in six Central and Eastern European countries with an aggregate population of approximately 50 million people. CME’s television stations are located in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action and Ring.bg), Croatia (Nova TV and Doma), the Czech Republic (TV Nova, Nova Cinema, Nova Sport and MTV Czech), Romania (PRO TV, PRO TV International, Acasa, PRO Cinema, Sport.ro and MTV Romania), the Slovak Republic (TV Markíza and Doma) and Slovenia (POP TV, Kanal A and POP Brio). CME is traded on the NASDAQ and the Prague Stock Exchange under the ticker symbol “CETV”.

###

Contact:

Romana Wyllie
Vice President of Corporate Communications
Central European Media Enterprises
+420 242 465 525